Exhibit 2.12

Consulting and Mediation Agreement
Signed in Rosh Pina, Israel on December 10, 2006

Between

On Track Innovations Ltd.,

of Z.H.R. - Industrial Zone, Rosh-Pina 12000 Israel (Hereafter: “OTI”)

And

Join International Network (Join) Ltd

Of Sde Nehemia, 12145 Israel (Hereafter: “Consultant”)

WHEREAS

OTI wishes to obtain and Consultant wishes to provide, as an independent contractor, certain services in relation to a possible acquisition and/or purchase of assets from Barun Electronic Ltd (“BEC”) to OTI; and

WHEREAS

The parties hereto wish to enter into this Agreement in order to set forth the rights, limitations and obligations of both OTI and the Consultant with respect to the terms under which the Consultant will provide such services to OTI.

1.		Terms of Reference

1.1

OTI is a company registered in Israel, currently considering the possibility of acquiring certain assets from BEC (the “Possible Acquisition”). In this context, OTI requires advice, mediation and negotiation services as they relate to the Possible Acquisition.

2.		Services

2.1

OTI appoints the Consultant as its non exclusive advisor and mediator, with regards to matters concerning the conclusion and materialization of the Possible Acquisition into an agreement between BEC and OTI, and the Consultant accepts such appointment, all subject to the terms and conditions of this Agreement.

2.2

Nothing contained in this Agreement will be construed as creating an express or implied license to the Consultant to bind OTI without OTI’s prior written consent or as a commitment or an obligation on the part of OTI to enter into any future agreement relating to the Possible Acquisition. Should the agreement between BEC and OTI be signed, Consultant shall not be held responsible for any part thereof, including without limitation, to failures of implementing and/or executing such agreement to the extent of its termination.

3.		Consideration and Fees

Should the agreement relating to the Possible Acquisition, between OTI and BEC, be singed, the Consultant shall be entitled to the consideration defined in Exhibit A attached hereto.

It is being clarified and agreed that the Consultant’s consideration structure shall be based on a success fee payable in a currency similar, but not necessarily identical, to the currency used in the agreement of OTI and BEC relating to the Possible Acquisition (i.e. if the acquisition is concluded in securities, Consultant’s fee shall also be payable in securities). To the extent that if any fees shall be payable to the Consultant by warrants to purchase OTI’s shares, such warrants, shall constitute certain restricted OTI shares underlying warrants which are not yet registered for trading, together with all existing and future rights attached thereto (the “Shares” and/or “Warrants”), all which OTI is entitled to issue to third parties under and subject to applicable regulations of the Securities Act (as defined hereinafter).

3.1.1

It is hereby clarified and agreed that at the date hereof, none of the Shares have been registered with the SEC under the United States Securities Act of 1933 as amended (the “Securities Act” ) and such Shares and/or Warrants may not be exercised, sold, transferred, used as collateral or otherwise disposed of until and unless they are registered under the Securities Act (and, where required, under the laws of one or more other jurisdictions), except in accordance with Regulation S (“Regulation S”)under the Securities Act, or unless another exemption from registration is then available.

3.1.2

The Consultant acknowledges and agrees that, until such time as a registration statement with respect to the Shares has been declared effective by the SEC, all certificates, if any, representing the Shares and/or Warrants shall bear, and shall be subject to, a restrictive legend.

3.1.3

Until such time as a registration statement with respect to the Shares has been declared effective by the SEC, Consultant undertakes not to engage in hedging transactions in the United States of America with regard to OTI Shares unless such transactions are conducted in compliance with the Securities Act and the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder.

3.1.4

OTI hereby undertakes to complete, by no later than 180 days from conclusion of its agreement with BEC concerning the Possible Acquisition, the necessary actions required to register the Shares with the SEC or, as the case may be, make the Warrants eligible for exercise into Shares which can then be traded in the NASDAQ National Market.

3.1.5

As soon as practically possible, OTI hereby undertakes to deliver to the Consultant a notice confirming that a registration statement with respect to OTI has been declared effective by the SEC and that the Shares have been registered or, as the case may be, the Warrants are eligible for exercise into Shares which can then be traded in the NASDAQ National Market (the “Notice of Tradability”). The Notice of Tradability shall be issued by a professional broker admitted to practice in a jurisdiction in which the Notice of Tradability is issued. Alternatively, OTI may deliver to the Consultant a Notice of Tradability issued by its Company Secretary.

3.1.6

Subject to Clause 3.2 below, Consultant hereby confirms that it shall be solely responsible and liable for the taxes arising out of or in connection with the exercise of the Warrants and the sale of the Shares.

3.1.7

The parties hereby irrevocably waives, relinquishes and releases each other from any and all claims, rights, demands or causes of action asserted or non-asserted which a party may have had, now has or hereafter may have against the other party, its directors, officers, employees, agents and/or consultants, in connection with; (i) the issuance of the Warrants, their exercise into Shares and the sale of the Shares, including without limitation, any fluctuations in Shares’ prices; and/or (ii) any matter concerning the agreement between BEC and OTI, including without limitations, failure to implement such agreement.

3.1.8

Consultant has sufficient knowledge and experience in financial and business matters to make an informed decision about an investment in the Shares pursuant to this Agreement. Consultant has read and reviewed the documents filed by OTI with the SEC, including, without limitation, the Annual Report on Form 20-F filed by OTI with the SEC.

3.2

Except for Value Added Tax (“VAT”), all sums payable to Consultant under this agreement are inclusive of any other applicable taxes which are due by Consultant. VAT shall be paid separately by OTI to Consultant within thirty (30) days upon receipt, by OTI, of Consultant’s invoice which shall be issued by Consultant for the proceeds Consultant receives, or in the event of consideration given in Warrants, for each and every part of the value of the Warrants Consultant shall exercise.

4.		Termination

This Agreement will terminate in the event that the agreement between OTI and BEC, with respect to the Possible Acquisition, has not been signed.

5.		Confidentiality

All information disclosed under this Agreement shall be treated in accordance with the Non-Disclosure Agreement executed by the parties and attached hereto as Schedule A.

6.		Court of Jurisdiction

This Agreement shall be governed by Israeli Law, and the courts of Tel Aviv shall have jurisdiction over any claims or actions made by the parties hereto arising out of or in connection with this Agreement.

We hereby agree to the above written:

/s/ Oded Bashan —————————————— On Track Innovations Ltd.	/s/ Join International Network (Join) Ltd. ———————————————————————— Join International Network (Join) Ltd.

By: Oded Bashan, CEO